                                                                     EXHIBIT 4.1



               REVOLVING TERM PROMISSORY NOTE AND LOAN AGREEMENT
                            (Modified and Extended)


$40,000,000.00                                                 December 30, 1996

         For value received Supertel Hospitality, Inc., a Delaware corporation (hereinafter referred to as "Borrower"), promises to pay to the order of First Bank, National Association (hereinafter referred to as "Bank"), at its offices located at 233 South 13th Street, Lincoln, Nebraska 68508, or such other place as the holder hereof may, from time to time, designate in writing, the principal sum of Forty Million Dollars ($40,000,000.00) or so much thereof as is actually advanced hereunder, from time to time, or upon repayment, readvanced to the Borrower and unpaid, together with interest on the unpaid principal balance hereof. The rate of interest on the unpaid principal balance shall be adjusted daily based upon the then current Reference Rate. The interest rate on unpaid principal balances of Twenty-Five Million Dollars ($25,000,000.00) or less shall be the Reference Rate less One- Fourth of One Percent (-1/4%). The interest rate on unpaid principal balances in excess of Twenty-Five Million Dollars ($25,000,000.00) shall be as follows: a) the Reference Rate less One Fourth of One Percent (-1/4%) effective from the date hereof through March 31, 1997, b) increased to the Reference Rate plus One Fourth of One Percent (+1/4%) effective April 1, 1997 through June 30, 1997 and
c) increased to the Reference Rate plus Three Fourths of One Percent (+3/4%) effective July 1, 1997 and thereafter. Said interest shall be calculated daily on the unpaid principal balance disbursed hereunder on the basis of a year of 360 days and shall be payable on the first day of each month hereafter until February 1, 1998, at which time the entire unpaid principal balance hereof, all accrued interest thereon and any other sums hereunder shall be due and payable in full.

         "Reference Rate", as used herein, at the time of any determination means the rate of interest per annum which has been publicly announced by First Bank National Association in Minneapolis, Minnesota ("FBNA") as its "reference rate", which may be a rate at, above or below the rate or rates at which the Bank or FBNA lends to other parties. FBNA may, in its sole discretion, change the Reference Rate. FBNA and Bank are not obligated to give Borrower notice to any such changes. Adjustments in the interest rate shall be made daily to reflect increases or decreases in the Reference Rate. In the event the FBNA ceases the foregoing interest rate index, the interest rate shall be based upon an alternative comparable rate index selected by Bank, in its sole discretion. No representation is made that the Reference Rate is either the lowest, the best or favored rate.

         This Note evidences a revolving credit line in the maximum principal amount of $40,000,000.00 at any one time outstanding in favor of the Borrower. The sole purpose of this loan is for the refinancing and acquisition of motels, capital assets and other general corporate purposes. The obligation of the Bank to loan, and upon repayment, reloan funds hereunder shall at all times be subject to the limitation that the total principal amount of funds outstanding hereunder shall not exceed at any one time in the aggregate 70% of the appraised value of the real estate subject to the Collateral Security (as hereinafter defined). The foregoing limitation is hereafter sometimes referred to as the "LTV Ratio".

         The Borrower may at anytime, prepay this Note in full or make partial prepayments therein, without penalty or premium. The borrower agrees that it shall pay to the Bank beginning January 1, 1997, and continuing on the first day of each and every third calendar month thereafter during the term of this Note an unused commitment fee in arrears on the average daily amount of unused but available credit hereunder during the three calendar month period immediately preceding the date such payment is due. The fee shall be computed as follows: on the amount of daily average of unused available credit a sum equal to 1/4 of one percent per annum. Unused available credit shall mean the difference between $40,000,000.00 ($25,000,000.00 from October 1, 1996 to the date of this Note) and the outstanding principal balance of funds disbursed to Borrower hereunder at any time.

         Borrower covenants that the Loan Debt Service Coverage Ratio shall not be less than 1.50 at all times. Loan Debt Service Coverage Ratio as used herein shall be defined as EBITDA (earnings from the real estate subject to Collateral Security before interest expense, income tax, depreciation and amortization)/(the principal and interest payable on this loan during the next twelve months determined as if this loan required equal monthly payments amortized over fifteen years) measured quarterly based on the last four quarters; provided, Borrower's proforma income and expenses shall be used for the first twelve months following the acquisition date of properties acquired hereafter or the placed-in- service date of newly constructed properties, with actual EBITDA information replacing the comparable proforma information at the end of each quarter during such twelve month period.

         Borrower covenants that the Consolidated Debt Service Ratio shall not be less than 1.50 at all times. Consolidated Debt Service Coverage Ratio as used here shall be defined as EBITDA (all earnings of Borrower from all assets before interest expense, income tax, depreciation and amortization)/(all indebtedness of Borrower determined as if repayment required equal monthly payments amortized over fifteen years) measured quarterly based on the last four quarters; provided, Borrower's proforma income and expenses shall be used for the first twelve months following the acquisition date of properties acquired hereafter or the placed-in-service date of newly constructed properties, with actual EBITDA information





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

replacing the comparable proforma information at the end of each quarter during such twelve month period. For purposes of this covenant, the terms "indebtedness" and "debt" shall refer only to the current portion and long-term portion of borrower's debt for borrowed money.

         Borrower covenants that any motel owned and operated by Borrower shall not have debt per room in excess of the following amounts: a) Super 8 facility $15,000.00 debt per room maximum, b) Comfort Inn facility $16,000.00 debt per room maximum and c) Wingate Inn facility $25,000.00 debt per room maximum. The foregoing is hereafter referred to as the Debt Per Room Limits. For purposes of this covenant, the terms "indebtedness" and "debt" shall refer only to the current portion and long-term portion of Borrower's debt for borrowed money.

         The obligations of Bank to make the initial advance or future advances hereunder shall be subject to the conditions that Bank shall have received at the time of such advance or at the time of any previous advance:

         1)      Delivery of Deeds of Trust (or Mortgages if preferred by
                 Bank), Assignment of Leases and Rents and Financing Statements and Security Agreements (collectively referred to in this Agreement as the "Collateral Security"), in form satisfactory to Bank granting Bank a first and paramount lien upon real estate operated as motels by Borrower and all furniture, fixtures, equipment, personal property, located thereon and all income, rents and accounts therefrom, such motels to be selected by Borrower and acceptable by Bank and having an aggregate appraised value sufficient to satisfy the LTV ratio.

         2) Current appraisals of the real estate subject to the Collateral Security showing that the total principal amount of funds outstanding hereunder including such advance would not exceed the LTV Ratio. The appraisals shall be completed by a designated appraiser acceptable to Bank conforming to Uniform Standard Professional Appraisal Practice (USPAP) standards. The loan amount shall not exceed 70% of the appraisal amount. The appraisal will be directed to and for the benefit of the Bank with Borrower being responsible for the cost of the appraisal. Appraisals accepted by Bank on property subject to Collateral Security on prior advances do not need to be updated for subsequent advances.

         3) Certified copies of all corporate action taken by the Borrower authorizing the execution of this Note, the Collateral Security contemplated herein and the transaction contemplated hereby and such other documents relating thereto as Bank may reasonably request.





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


         4) A copy of the Certificate of Incorporation and a copy of the Bylaws of the Borrower currently certified by Borrower's secretary or other appropriate officer.

         5) Favorable written opinion of the counsel to Borrower addressed to Bank, in form and substance acceptable to Bank, relating to Sections 1, 2, 3 and 4 of the representations and warranties set forth hereinbelow, provided that as to the matter set out in Sections 3 and 4 that opinion may be limited to matters of which counsel has knowledge.

         6) Delivery of Phase 1 Environmental Assessment on all real estate serving as collateral and, if requested by Bank, or upon the recommendation of Borrower's environmental consultant, a Phase 2 Environmental Assessment, with findings of Assessments acceptable to Bank, and indemnifications of Bank for any loss as a result of environmental matters in form satisfactory to Bank.

         7) Delivery of an acceptable survey on all real estate assets serving as collateral.

         8) A Mortgage Title Insurance Commitment and Policy in the full amount of the loan value of each property issued by insurers acceptable to Bank reflecting fee simple indefeasible title of the real estate subject to the Collateral Security in the name of the Borrower and insuring Bank's Collateral Security to be a valid first lien on the real estate with standard exceptions deleted and such other exceptions only as satisfactory to Bank with such endorsements as Bank may reasonably request.

         9) Documentary evidence from the Borrower satisfactory to Bank that the Loan Debt Service Coverage Ratio and Consolidated Debt Service Ratio will not be less than 1.50.

         10) Documentary evidence from the Borrower satisfactory to the Bank that the Debt Per Room Limits will not be exceeded.

The obligation of the Bank to make each subsequent advance hereunder is subject to the following and further conditions precedent at the time of each borrowing hereunder:

         1) Borrower shall not be in default hereunder and shall have complied in all material respects with all of the terms, covenants and conditions set forth herein.

         2) The representations and warranties contained herein shall be true with the same effect as though such




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


                 representations and warranties had been made at the time of the making of such advance.

         3) Bank having received from Borrower the items set forth in paragraph 1 through 9 for the initial advance as stated above and further receiving the items set forth in paragraph 1, 2, 6, 7 and 8 thereof as to any additional real estate or personal property that will be subject to the Collateral Security and the execution of documents incident thereto not previously provided.

         4) Documentary evidence from the Borrower satisfactory to Bank that the Loan Debt Service Coverage Ratio and Consolidated Debt Service Ratios will not be less than 1.50.

         5) Documentary evidence from the Borrower satisfactory to the Bank that the Debt Per Room Limits will not be exceeded.

Borrower hereby represents and warrants:

         1) Borrower is a corporation duly organized and existing under the laws of the State of Delaware without limit as to the duration of its existence, and is authorized and in good standing to do business in the State of Nebraska and in any and all states in which the property subject to the Collateral Security is located; the Borrower has corporate powers, adequate authority, rights and franchises to own property and to carry on its business as now conducted, and is duly qualified and in good standing in each state where the property subject to the Collateral Security is located, where such qualification is required; and Borrower has the corporate power and adequate authority to make and carry out this Note and to execute and deliver the Collateral Security.

         2) The execution, delivery and performance of this Note and other documents provided for herein, are duly authorized by all requisite action on the part of Borrower and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or conflict with any applicable law or regulation which Borrower is aware of or any term or provision of Borrower's Certificate of Incorporation or Bylaws; and this Note is, and other documents provided for herein, when delivered for value received will be the valid, binding and legally enforceable obligation of Borrower and in accordance with their terms, except to the extent enforcement may be limited by bankruptcy, insolvency, or laws affecting creditors rights generally and subject to general principles of equity.





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


         3) The execution, delivery and performance of this Note and the execution and delivery of the other documents provided herein, are not in contravention of or conflict with any agreement, indenture or undertaking to which the Borrower is a party or any of its property and does not cause any lien, charge or other encumbrance to be created or imposed upon any such property other than the lien granted to Bank under the Collateral Security.

         4) There is no litigation or other proceeding pending or threatened against Borrower which would have a materially adverse affect upon the transactions contemplated herein or Borrower's ability to perform its obligations hereunder and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority or any financial obligations in excess of $250,000.00.

         5) The balance sheet of Borrower as of September 30, 1996 and the related financial information of the three month period ended on that date, and the Form 10-Q for the quarter ended September 30, 1996, copies of which have heretofore been delivered to Bank by Borrower, and all of the statements and data submitted in writing by Borrower to Bank in connection with the request for the credit granted by this Note are true and correct in all material respects; said balance sheet and financial information fairly present the financial condition of Borrower for the period covered thereby in all material respects, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since September 30, 1996, there have been no changes in the assets or the liabilities or financial condition of Borrower, other than changes in the ordinary course of business and such changes as have not been materially adverse changes except as previously disclosed in writing to Bank. Borrower has no knowledge of any liabilities, contingent or otherwise, required to be reflected in said balance sheet and not so reflected, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, (other than in the ordinary and normal course of its business) which may have a materially adverse affect upon its financial condition, operation or business as now conducted except as previously disclosed in writing to Bank.

         6) Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those set forth in the financial information as of September 30, 1996, or previously disclosed to Bank in writing.





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


         7) Borrower has filed when due all applicable federal, state and local tax returns. Borrower has paid all taxes and governmental charges assessed on or existing against the property or the business of Borrower other than taxes or charges:

                 i) The payment of which is not yet due, or if due, are not yet delinquent; or

                 ii) Which have not yet been determined or which are being contested in good faith with adequate reserve for payment acceptable to Bank.

To the best knowledge of Borrower there are currently no Internal Revenue audits or review proceedings pending, threatened or proposed against Borrower.

Borrower agrees that so long as any credit hereunder shall be available and until payment in full of all sums due hereunder, Borrower shall, unless Bank shall otherwise consent in writing:

         1) Do all things necessary to maintain and keep in full force and effect its corporate existence, its right to do business and own property and keep in full force and effect its material franchises, licenses, permits, governmental authorizations, and other authority adequate for the conduct of its business; comply in all material respects with all applicable laws and regulations; maintain its properties, equipment and facilities in good repair, working order and condition, excepting the effects of the ordinary wear and depreciation arising from lapse of time or use with appropriate maintenance or arising from damage by fire, other casualties, and make or cause to be made all necessary and proper repairs thereto and their replacements thereof; and conduct its business in an orderly manner without voluntary interruption.

         2) Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes assessments and governmental charges upon or against it or any of its properties, and all its other tax liabilities at any time existing, except to the extent and so long as:

                 i) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

                 ii) It shall have set aside on its books reserves (segregated to the extent required by sound





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                          accounting practice) acceptable by Bank as adequate
                          with respect thereto.

         3) Maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit representatives of Bank to have access to and to examine its properties, account books and records at all reasonable times; and furnish Bank:

                 i) As soon as available, and in any event within 90 days after the close of each fiscal year of Borrower, an audit quality financial statement of Borrower as of the close of and for such fiscal year, all in reasonable detail and stating in comparative form the figures at the close of and for the previous fiscal year, with the opinion of a certified public accountant satisfactory to Bank;

                 ii) Within 45 days after the end of each calendar quarter, Borrower prepared financial statements;

                 iii) Promptly upon the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim audit or the accounts of Borrower;

                 iv) Promptly upon the request of Bank, such monthly financial information as may be reasonably requested by Bank and prepared by personnel of the Borrower; and

                 v) Promptly, with all credit, financial and other information respecting the business, properties, or condition or operations, financial or otherwise of Borrower as Bank may from time to time reasonably request.

         4) Permit any officer and duly authorized employees or representatives of Bank to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its officers, all as often as Bank may reasonably request, and so long as such does not significantly interfere with normal operations. The cost associated with inspections shall be paid by Borrower.

         5) Maintain and provide for adequate property, liability, workmen's compensation, flood and other forms of insurance, in good and responsible insurance companies, for all insurable property owned by Borrower including all collateral set forth in the Collateral Security, against all liability, loss or damage from fire or such





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                 other hazards or risks as are customarily insured against by companies similarly situated and operating like property. Borrower will provide Bank with appropriate certificates of insurance with loss payable in favor of Bank showing Borrower and Bank as insureds as their interest may appear in connection with the items of collateral subject to the Collateral Security.

         6) Pay any reasonable legal fees associated with the drafting of documents, preparation of Collateral Security, title insurance, costs of perfection of security interests and the like in connection with this loan.

         7) Pay all reasonable costs and expense of Bank, including but not limited to appraisal, title insurance, filing fees, mortgage registration fees, legal and travel associated with the closing of this loan or any advances hereunder.

         8) Maintain at all time a Loan Debt Service Coverage Ratio and Consolidated Debt Service Coverage Ratio of at least 1.50.

         9) Maintain at all times debt per room less than the Debt Per Room Limits.

Each of the following shall constitute an Event of Default:

         1) failure to pay any sum due under this Note within fifteen days of the due date thereof; or

         2) failure to comply with the Loan Debt Service Coverage Ratio or Consolidated Debt Service Coverage Ratio covenants; or

         3) if Borrower merges with another organization, company, corporation, partnership or other entity, or acquires any of the same, without the Bank's prior written approval, unless Borrower is the surviving entity; or

         4) if Borrower fails to correct non-compliance with the Americans with Disabilities Act (ADA) within six months after date of notification of non-compliance on any real estate subject to the Collateral Security; or

         5) if Borrower fails to cure a default in the performance of any of the other covenants, or conditions, or representations of this Note or the Collateral Security within thirty days after written notice from Bank; or

         6) if any statement or certificate at any time given in writing pursuant hereto or in connection herewith, shall





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                 be false in a material respect, and if such matter is
                 correctable, it is not corrected within fifteen days after notice from Bank; or

         7) if Borrower should become insolvent, or admit in writing its inability to pay its debts generally as they become due or, make an assignment for the benefit of creditors; or, apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or, such a receiver or trustee shall otherwise be appointed and shall not be discharged for sixty days after such appointment; or

         8) if bankruptcy, insolvency or reorganization or liquidation proceedings or the proceedings for the relief under any bankruptcy law, code; or, any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against, shall be consented to or shall not be dismissed within sixty days after such institution; or

         9) if Borrower fails to cure within thirty days any default under a financial obligation with any other entity or person and such financial obligation involves $250,000.00 or more; or

         10)     failure to comply with the Debt Per Room Limits.

Upon the occurrence of an Event of Default then, or any time thereafter, at the option of the holder hereof, the Bank or said holder hereof may terminate all credit hereunder and all obligations of Bank to make any advances hereunder; and, in addition, at the option of Bank or the holder hereof, make all sums of principal and interest then remaining unpaid hereunder immediately due and payable in full, all without demand, present or notice, all of which hereby are waived. From and after the maturity of this Note or from and after an Event of Default the entire principal then remaining unpaid shall bear interest at the rate of three percent (3%) per annum above the note rate then in effect until the same is paid. Failure to exercise any of the foregoing options or any other right the Bank may be entitled to in the Event of Default, shall not constitute a waiver of the right to exercise such option, or any other right, in the event of any subsequent Event of Default, whether the same or different in nature.

         In the event the monthly payments of interest or the quarterly payments of unused commitment fees are not paid within fifteen days of the due date thereof, a late charge of five percent (5%) of the amount of the delinquent payment may be assessed by the Bank to cover the extra expense in handling the delinquent payment. The Bank shall not be obligated to accept any late payments unless accompanied by the full amount of the late charge assessed by the Bank as provided for herein.

         Borrower hereby acknowledges that Bank shall have, at all times, a security interest in and a right of setoff against any deposit balances, or the property of the Borrower, or any endorser or guarantors hereof, in the possession of the Bank or the holder hereof; and Bank may at any time, without notice, apply the same against payment of this Notice or any obligations of the Borrower, or any guarantor or endorser to the Bank, regardless of the existence of or amount of any other collateral held by Bank.

         The holder hereof may, without notice and without release of the liability of any maker, endorser, surety or guarantor, add or release one or more such parties or release any security in whole or in part. The holder hereof shall not be liable for, or be prejudiced by, failure to collect or the lack of diligence in bringing suit upon this Note or any modification hereof.

         The Borrower, endorser, sureties and guarantors of this Note, as well as all persons becoming liable hereon, severally waive presentment for payment, demand, protest, notice of protest, and notice of dishonor.

         As herein used, the word "holder" shall mean the payee or other endorsee of this Note who is in possession, or the bearer hereof if this Note is at any time payable to bearer.

         Borrower agrees to pay, to the extent permitted by law, all costs, charges, legal fees, and costs incurred by Bank in collecting or enforcing this Note, or the Collateral Security. This Note shall be deemed to be made under, and construed in accordance with and governed by, the laws of the state of Nebraska.

         Borrower acknowledges that the Bank may, at its option, grant a participation interest in, or assign all or a part of, the obligation evidenced hereby to such parties as Bank shall determine in its sole discretion; provided, (i) prior to an event of default Bank shall act as the agent for participants for the purposes of servicing and administration of the loan, (ii) such participation shall be in compliance with any laws applicable to Bank and
(iii) such participation shall be made only to FDIC insured institutions or their affiliates.

         This Note constitutes a modification, extension and renewal of that certain Revolving Term Promissory Note and Loan Agreement dated December 22, 1994, and the Revolving Term Promissory Note and Loan Agreement (Modified and Extended) dated December 1, 1995, each in the original principal amount of $15,000,000.00 and the Revolving Term Promissory Note and Loan Agreement dated May 28, 1996 (Modified and Extended) in the original principal amount of $25,000,000.00 (herein collectively referred to as "Prior Notes"). This Note is executed and delivered not in payment of the Prior




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

Notes but for the purpose of modifying, extending and renewing the Prior Notes upon the terms and conditions herein stated. All existing Collateral Security for the Prior Notes shall secure this Note as well.

         Borrower acknowledges that this Note is to be secured by assets in various states evidenced by various Collateral Security documents filed in each state and that the Bank's remedies in the event of a default may differ under varying state laws and procedures. Borrower agrees that the Bank shall have the greatest flexibility, collection rights and alternatives available.
Without limiting or otherwise restricting any other rights of the Bank, pursuant to the Collateral Security documents or applicable law, the Borrower agrees to the following. In the event of a default, Bank shall have the option: 1) to seek recovery of the collateral by foreclosure (judicial or nonjudicial), exercise of power of sale, replevin, self help, appointment of receiver or as otherwise permitted in the Collateral Security documents or under applicable law (any of which is hereinafter referred to as "foreclosure") and/or, 2) to enforce payment of this Note by suit, deficiency proceedings or any other legal remedies allowable (any of which is herein referred to as "payment proceedings"). Bank shall have the option to pursue foreclosure of all, any, or none of the properties pledged as collateral concurrently, at differing times, or any time, in its sole discretion and Bank may in each or any foreclosure, seek recovery of all or any part of the unpaid amount of this Note, in Bank's sole discretion. If Bank pursues foreclosure against property for an amount in excess of the amount realized by Bank from the foreclosure of said property and if there are any restrictions or limitations on pursuing a deficiency, the restriction or limitation shall not prevent or preclude Bank from seeking recovery of the unpaid amount in foreclosure against other properties or payment proceedings in any other jurisdictions, it being the intention of the parties that the Note be fully cross-collateralized by all Collateral Security. Borrower agrees that any statute of limitations on deficiency actions for payment proceedings shall be tolled and suspended until ninety days after Bank has completed the last of any foreclosures that Bank elects to pursue. Notwithstanding the fact that Bank may maintain foreclosures each seeking recovery of the full unpaid amount of this Note or amounts in the aggregate exceeding the total amount owed, the Bank's total recovery from all foreclosures or payment proceedings or any other legal or equitable remedies shall not exceed the total amount of all amounts owing under this Note.

         This Agreement inures to the benefit of, and binds the Borrower and Bank and their successors and assigns.

         If any provisions of this Note or any other document issued in connection herewith should be unenforceable or invalid, such provisions shall be deleted and the reminder of the provisions shall be enforced just as if the deleted provisions had never been made a part hereof or such other document.

                                       SUPERTEL HOSPITALITY, INC.,
                                       A Delaware Corporation


                                       BY:     /s/ Paul J. Schulte
                                               -------------------
                                               Paul J. Schulte, President
STATE OF NEBRASKA         )
                          )  ss.
COUNTY OF MADISON         )


         The foregoing instrument was acknowledged before me this 30th day of December, 1996, by Paul J. Schulte, President of Supertel Hospitality, Inc., a Delaware corporation, on behalf of the corporation.


                                                 /s/ Patricia Milander
                                              ---------------------------------
                                              Notary Public